For Period Ended 12/31/98
File No. 811-8274

77K                Changes in Registrant's certifying accountant

After  consultation  with the staff of the  Securities  and Exchange  Commission
(SEC) as a result  of  concerns  regarding  its  independence  with  respect  to
Registrant,   PricewaterhouseCoopers   LLP  ("PwC")   resigned  as  auditors  of
Registrant, effective February 23, 1999. PwC's report on the financial statements for the fiscal years 1996 and 1997 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Registrant's Audit Committee recommended engaging Deloitte & Touche LLP as the principal accountant to audit the Registrant's financial statements for fiscal year 1998. A majority of Registrant's Board of Trustees, including a majority of the independent Trustees, has approved the appointment of Deloitte & Touche LLP as Registrant's independent auditors for Registrant's fiscal 1998 audit by written consent, subject to (1) Deloitte & Touche LLP's certification to the Board of Trustees that it is independent, (2) ratification of such appointment at an in-person meeting of Registrant's Board of Trustees on or about March 26, 1999 and (3) the right of Registrant, by a majority vote of the shareholders at any meeting called for that purpose, to terminate any appointment without penalty.

For fiscal years 1997 and 1998, and during the period prior to PwC's resignation, Registrant and PwC have not had any disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, that either (1) have not been resolved to PwC's satisfaction and (2) or, if not resolved to PwC's satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. Registrant has authorized PwC to respond fully to the inquiries of Deloitte & Touche LLP, the successor accountant, concerning the subject matter of any such disagreements.

Registrant discloses that no "reportable events" as defined in Item 304(a)(v) existed for fiscal years 1997 and 1998 and during the period prior to PwC's resignation, specifically: o PwC did not advise Registrant that the internal controls necessary for Registrant to develop financial statements do not exist;
o PwC did not advise Registrant that it can no longer rely on management's representations, or that it was unwilling to be associated with the financial statements prepared by management;
o PwC did not advise Registrant of the need to expand significantly the scope of its audit; o PwC did not advise Registrant that information had come to its attention that would materially impact the fairness or reliability of either (i) a previously issued audit report of the underlying financial statements, or (ii) the financial statements issued or to be issued covering fiscal year 1998.

Registrant has not consulted Deloitte & Touche LLP on any accounting matters prior to its engagement.

Pursuant to the requirements of Item 304(a)(3), Registrant has provided a copy of this Item 77K to PwC. PwC has furnished Registrant with a letter addressed to the SEC stating that it agrees with the statements made by Registrant herein. A copy of such letter from PwC is attached hereto as an exhibit.